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                                                                  RULE 424(b)(3)
                                                      REGISTRATION NO. 333-40669

                             PRICING SUPPLEMENT NO. 15
                       TO PROSPECTUS DATED December 10, 1997
                        (As supplemented December 12, 1997)

                    INTERNATIONAL BUSINESS MACHINES CORPORATION

                                 MEDIUM-TERM NOTES
                                (Floating Rate Note)
                     (Due One Year or More from date of issue)

Designation: Floating Rate                   Original Issue Date:
Medium-Term Notes due August 12, 1999         August 12, 1998

Principal Amount:  $100,000,000              Maturity Date:
                                             August 12, 1999

Issue Price (as a percentage of              Regular Record Dates:
Principal Amount):  100%

                                             Fifteenth calendar day
                                             whether or not a
                                             Business Day prior to
                                             the corresponding

Interest Rate Base:  LIBOR (3 MONTH)

Spread:  MINUS 0.175%                        Interest Payment Date

Initial Interest Rate:   5.5125%             Interest Payment Dates:
                                             November 12, 1998,
                                             February 12, 1999,
                                             May 12, 1999
Redemption Provisions:  None                 and the Maturity Date


Commission or Discount (as
a percentage of Principal
Amount): 0.00%                               Interest Reset Dates:
                                             Each Interest Payment
CUSIP:  459 20Q BG8                          Date (other than the
                                             Maturity Date)
Index Maturity:   3 month

Designated LIBOR Page:                       Interest Reset Period:
Telerate Page 3750                           Quarterly

Interest Determination
Dates: Second London
Banking Day preceding
each Interest Reset Date
                                                  Form:[X] Book-Entry
                                                       [ ] Certificated

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     This is a Pricing Supplement.  It adds to, or 'supplements' the description of the Notes referred to in the accompanying Prospectus Supplement and Prospectus. It provides specific information about the Notes. The Pricing Supplement also amends the Prospectus Supplement and Prospectus to the extent it is not consistent with the terms contained in the Prospectus Supplement and Prospectus.

INTEREST

     The Notes will bear interest at a rate reset on the Interest Reset Dates which are specified above. The interest rate in effect from the Original Issue Date to the first Interest Reset Date for the Notes will be the Initial Interest Rate. Thereafter, the interest rate per annum on the Notes for each Interest Reset Period will be determined at the rate for Three (3) month LIBOR minus a Spread of seventeen and one-half basis points (0.175 %).

     Interest on the Notes will be calculated based on the actual number of days elapsed over a year of 360 days. The Calculation Agent for the Notes will be The Chase Manhattan Bank.

     If any Interest Payment Date or any Interest Reset Date would otherwise be a day that is not a Business Day, such date will be postponed to the next day that is a Business Day. However, if that day falls in the next calendar month, the Interest Payment Date or Interest Reset Date will be advanced to the first preceding day that is a Business Day.

     For purposes of this offering, a "Business Day" as used in this Pricing Supplement and in the accompanying Prospectus Supplement means any day on which commercial banks and foreign exchange markets settle payments in The City of New York, and is a day on which dealings in deposits in U.S. Dollars are transacted in the London interbank market (a 'London Banking Day').

     Other capitalized terms which are used but which are not defined in this Pricing Supplement have the meanings assigned to them in the accompanying Prospectus Supplement and Prospectus.

 PLAN OF DISTRIBUTION

     The Notes will be sold to Morgan Stanley & Co. Incorporated for resale to one or more investors at a fixed public offering price. After the initial public offering of the Notes, the public offering price and any concession or discount may be changed.

Dated: August 10, 1998